Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Robert P. Bruno, President & COO
Jack M. Swig, Investor Relations
Tel. 617-969-5452, Fax 965-1213
E-mail: info@mfics.com

MFIC CORPORATION ANNOUNCES RETIREMENT OF IRWIN GRUVERMAN
AS CHAIRMAN OF THE BOARD AND CEO

Friday, April 6, 2007, Newton, MA (OTCBB: MFIC)

MFIC Corporation (“MFIC” or the “Company”) announced today that Irwin Gruverman, Chairman of the Board and Chief Executive Officer of MFIC, has announced that he is  stepping down from the Chairmanship and CEO positions effective April 6, 2007.

Mr. Gruverman, 74, founded the Company in 1982 and has continuously served as its Chairman of the Board, Chief Executive Officer and, for periods of time, its President.  Mr. Gruverman will continue to serve as a director of the Company and will act as Chairman Emeritus and continue to serve the Company on a limited basis.

James N. Little, Ph.D., the Company’s senior outside director will assume the duties of interim Chairman of the Board while the Company undertakes a search for a new Chief Executive Officer.  Dr. Little has served as a Director of the Company since December 1995 and is currently an independent consultant to companies in the scientific instrumentation industry. Previously, Dr. Little was the President of Cetek Corporation, a biotechnology drug discovery company, and was a senior executive in several scientific instrumentation companies including Waters Corporation and Zymark Corporation (now part of Caliper Life Science).

Dr. Little commented, “Mr. Gruverman has long been at the forefront of applied nanotechnology, the benefits of which are only now beginning to be understood and realized. It was Irv’s recognition of the critical importance of building equipment capable of creating nanoparticles that led to the formation of the Company in 1982.  Since that time, and under his direction, MFIC’s equipment has been adopted by hundreds of customers in the biotech, pharmaceutical, chemical/coatings, personal care and food industries seeking to create innovative products or to greatly improve the size and uniformity and functionality of a wide variety of existing products and formulations.  Irv used his considerable technical knowledge, energy and tenacity to promote the benefits of what is now known as nanotechnology through particle size reduction via our proprietary Microfluidizer® processor systems. Moreover, it was Irv who spearheaded the development of MFIC’s increasingly larger and more complex equipment and systems that have caused the Company to take a leading position in the products formulation arena. In the last decade, Irv has been a tireless crusader for the

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commercial establishment of Microfluidics Reactor Technology, which enables the creation of formulations at the nano level through the development of chemical reactor systems based on Microfluidics technology and products.”

“Irv’s dedication and outstanding contribution to the growth and success of the Company, and the advancements of nanomanufacturing and nanoscale products cannot be stressed enough” added Dr. Little.

“Having spent 25 years in my efforts at the Company, I am looking forward to pursuing some of my other interests and to seeing a new generation of management take the Company to the next level”, stated Mr. Gruverman.

The Company is appreciative of Mr. Gruverman’s contributions and wishes him the best.

About MFIC CORPORATION

MFIC Corporation, through its Microfluidics Division, provides patented and proprietary high performance Microfluidizer® materials processing equipment to the biotechnology, pharmaceutical, chemical, cosmetics/personal care, and food industries. The equipment enables the manufacture and formulation of numerous nanomaterials and nanoscale products. MFIC applies its 20 years of high pressure processing experience to produce the most uniform and smallest liquid and suspended solid structures available, and has provided manufacturing systems for more than 15 years.

The Company is a leader in advanced materials processing equipment for laboratory, pilot scale and manufacturing applications, offering innovative technology and comprehensive solutions for nanoparticles and other materials processing and production. More than 3,000 systems are in use and afford significant competitive and economic advantages to MFIC equipment customers.  For more information please visit http://www.microfluidicscorp.com/

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